Exhibit 99.1

FOR IMMEDIATE RELEASE
April 22, 2015

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces First Quarter 2015 Earnings

Highlights

•	Net income of $24.4 million with diluted earnings per share of $0.42, up from net income of $18.9 million and diluted earnings per share of $0.34 for the quarter ended December 31, 2014

•	New loan production for the quarter of over $215 million

•	Core deposit growth of $152 million, or 9% annualized, during the quarter

•	Ranked #14 Best Performing Regional Bank 2014 in U.S. by SNL Financial

•	Named Top Place to Work by the Pierce County Business Examiner

TACOMA, Washington, April 22, 2015 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB) (“Columbia”) said today upon the release of Columbia’s first quarter 2015 earnings, “We are pleased with our financial performance for the quarter, especially in light of the after tax impact to earnings of $1.9 million, or $0.03 per diluted share, resulting from acquisition-related expenses and FDIC acquired loan accounting. We had good loan production, solid core deposit growth, increased quarter over quarter revenue, and the operating net interest margin continued to show great resiliency.”
Ms. Dressel continued, “The integration of our acquisition of Intermountain Community Bancorp remains on track. As expected, we plan to realize more of the operational synergies as the second and third quarters progress.”

Significant Influences on the Quarter Ended March 31, 2015
Balance Sheet
Loans were $5.45 billion at March 31, 2015, up $5.5 million from December 31, 2014. Securities were $2.04 billion at March 31, 2015, a decrease of $91.5 million, or 4% from $2.13 billion at December 31, 2014 primarily due to sales of investment securities.    Total deposits at March 31, 2015 were $7.07 billion, an increase of $150.2 million, or 2% from $6.92 billion at December 31, 2014. Core deposits were $6.77 billion at March 31, 2015, an increase of $151.8 million from December 31, 2014. The average rate on interest-bearing deposits and total deposits for the quarter was 0.07% and 0.04%, respectively, compared to 0.08% and 0.05% for the fourth quarter of 2014.
Asset Quality
At March 31, 2015, nonperforming assets to total assets were 0.65% or $55.2 million, compared to 0.62%, or $53.6 million, at December 31, 2014. The $1.6 million increase was the result of a $476 thousand increase in nonaccrual loans and a $1.1 million increase in other real estate owned, most of which came from the purchased credit impaired loan portfolio.
The following table sets forth information regarding nonaccrual loans and total nonperforming assets:

	March 31, 2015	December 31, 2014
	(in thousands)
Nonaccrual loans:
Commercial business	$17,429	$16,799
Real estate:
One-to-four family residential	4,429	2,822
Commercial and multifamily residential	4,498	7,847
Total real estate	8,927	10,669
Real estate construction:
One-to-four family residential	2,134	465
Commercial and multifamily residential	470	480
Total real estate construction	2,604	945
Consumer	2,868	2,939
Total nonaccrual loans	31,828	31,352
Other real estate owned and other personal property owned	23,347	22,225
Total nonperforming assets	$55,175	$53,577

The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL"):

	Three Months Ended March 31,
	2015	2014 (1)
	(in thousands)
Beginning balance	$69,569	$72,454
Charge-offs:
Commercial business	(1,426)	(233)
One-to-four family residential real estate	(8)	(207)
Commercial and multifamily residential real estate	—	(1,023)
Consumer	(891)	(727)
Purchased credit impaired (1)	(4,100)	(4,273)
Total charge-offs	(6,425)	(6,463)
Recoveries:
Commercial business	618	490
One-to-four family residential real estate	12	28
Commercial and multifamily residential real estate	3,261	39
One-to-four family residential real estate construction	28	42
Commercial and multifamily residential real estate construction	3	—
Consumer	273	253
Purchased credit impaired (1)	1,686	1,806
Total recoveries	5,881	2,658
Net charge-offs	(544)	(3,805)
Provision for loan and lease losses (1)	1,209	1,922
Ending balance	$70,234	$70,571
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to including charge-off, recovery, and provision activity related to the purchased credit impaired loan portfolio.
The allowance for loan losses to period end loans was 1.29% at March 31, 2015 compared to 1.28% at December 31, 2014. Excluding acquired loans, the allowance at March 31, 2015 represented 1.17% of originated loans, compared to 1.21% of originated loans at December 31, 2014. The decline reflects strong organic loan growth. The allowance to loans, excluding acquired loans, is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of the allowance for loan losses to period end loans, excluding acquired loans.
For the first quarter of 2015, Columbia recorded a net provision for loan and lease losses of $1.2 million compared to a net provision of $1.9 million for the comparable quarter last year. The net provision for loan and lease losses recorded during the current quarter was primarily driven by the purchased credit impaired (“PCI”) loan portfolio, for which Columbia recorded a provision of $2.6 million, which was partially offset by a provision recapture of $1.4 million related to loans, excluding PCI loans. The provision recorded relating to PCI loans was due to the decrease in the present value of expected future cash flows as remeasured during the current quarter, compared to the present value of expected future cash flows during the fourth quarter of 2014. The $2.6 million provision related to PCI loans was partially offset by a $1.5 million favorable adjustment to the change in FDIC loss-sharing asset. The $1.4 million provision recapture related to loans, excluding PCI loans, was due to loan recovery activity during the current quarter and improvement in credit quality.
Net Interest Margin (“NIM”)
Columbia’s net interest margin (tax equivalent) of 4.39% for the first quarter of 2015 was down 11 basis points from 4.50% for the fourth quarter of 2014. The decrease was primarily due to fewer accruing days in the current quarter, which negatively impacted the net interest margin by 10 basis points. Compared to the first quarter of 2014, Columbia’s net interest margin decreased 46 basis points from 4.85%, due to lower incremental accretion on acquired loans, which was $12.3 million for the prior year quarter, and only $7.5 million for the current quarter.
Columbia’s operating net interest margin (tax equivalent)(1) increased to 4.18% for the first quarter of 2015, compared to 4.17% for the fourth quarter of 2014, despite the negative impact of fewer accruing days in the current quarter.
The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin:

	Three Months Ended
	March 31, 2015	March 31, 2014
	(dollars in thousands)
Incremental accretion income due to:
FDIC purchased credit impaired loans	$2,447	$6,489
Other FDIC acquired loans	117	204
Other acquired loans	4,934	5,615
Incremental accretion income	$7,498	$12,308

Net interest margin (tax equivalent)	4.39%	4.85%
Operating net interest margin (tax equivalent) (1)	4.18%	4.19%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia’s FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended
	March 31, 2015	March 31, 2014
	(in thousands)
Incremental accretion income on FDIC purchased credit impaired loans	$2,447	$6,489
Incremental accretion income on other FDIC acquired loans	117	204
Provision for losses on FDIC purchased credit impaired loans	(2,609)	(2,422)
Change in FDIC loss-sharing asset	150	(4,819)
FDIC clawback liability expense	(23)	(204)
Pre-tax earnings impact	$82	$(752)
The incremental accretion income on FDIC purchased credit impaired loans represents the amount of income recorded above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At March 31, 2015, the accretable yield on purchased credit impaired loans was $68.7 million. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.
The $150 thousand change in the FDIC loss-sharing asset in the current quarter added to noninterest income and consisted primarily of loan impairment of $1.5 million and write-downs on OREO of $1.1 million, partially offset by $2.3 million in amortization expense. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format in the section titled “Noninterest Income” in the following pages.

First Quarter 2015 Results
Net Interest Income
Net interest income for the first quarter of 2015 was $80.4 million, an increase of $1.6 million compared to the fourth quarter of 2014. This increase was primarily due to the acquired loans and securities from the Intermountain transaction. Compared to the first quarter of 2014, net interest income increased by $6.4 million from $73.9 million. The increase from the prior year period is due to the combination of acquired loans and securities from the acquisition of Intermountain and organic loan growth, partially offset by a decline in incremental accretion income. For additional information regarding net interest income, see the “Average Balances and Rates” table.
Noninterest Income
Total noninterest income was $22.8 million for the first quarter of 2015, an increase of $7.6 million compared to $15.2 million for the fourth quarter of 2014. This increase was primarily due to a $5.5 million positive variance related to the change in FDIC loss-sharing asset. For the prior quarter, the change in FDIC loss-sharing asset was an expense of $5.3 million, compared to a net benefit in the current quarter of $150 thousand. The current period net benefit was driven by reduced amortization as well as increases in the asset resulting from loan impairment and covered asset write-downs. The decline in amortization resulted from the recent expiration of our two most significant FDIC loss-sharing agreements. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format on the following page. Also contributing to the linked quarter growth in noninterest income was an increase in investment securities gains of $721 thousand and an increase in other noninterest income of $882 thousand. The increase in other noninterest income was due to a gain on sale of loans in the current quarter of $923 thousand compared to only $286 thousand in the fourth quarter of 2014.
Compared to the first quarter of 2014, noninterest income increased by $8.8 million. The increase from the prior year period was primarily due to the change in FDIC loss-sharing asset, which, as previously mentioned was a benefit of $150 thousand in the current quarter, but was an expense of $4.8 million in the first quarter of 2014. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format on the following page. Also contributing to the increase compared to the first quarter of 2014 was an increase in service charges and other fees of $1.9 million resulting primarily from the increased customer base from the acquisition of Intermountain.

The change in the FDIC loss-sharing asset has been a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset:

	Three Months Ended
	March 31,
	2015	2014
	(in thousands)
Adjustments reflected in income
Amortization, net	(2,294)	(6,452)
Loan impairment	1,532	1,938
Sale of other real estate	(420)	(756)
Write-downs of other real estate	1,071	516
Other	261	(65)
Change in FDIC loss-sharing asset	$150	$(4,819)
Noninterest Expense
Total noninterest expense for the first quarter of 2015 was $66.7 million, an increase of $2.6 million compared to $64.2 million for the fourth quarter of 2014. This increase was driven by higher compensation and benefit expenses due to including a full quarter of such expenses from the November 1, 2014 Intermountain acquisition. In addition, the current quarter included certain additional incentive and employee benefit expenses, typical in the first quarter. These expense increases were partially offset by a $1.4 million favorable change in OREO costs as well as a decrease of $1.6 million in acquisition-related expenses. Substantially all of the acquisition-related expenses recorded in the current quarter related to the recently completed Intermountain acquisition.
Compared to the first quarter of 2014, noninterest expense increased $9.3 million, or 16% from $57.4 million, due to the $2.0 million increase in acquisition-related expenses as well as additional ongoing expense resulting from the Intermountain acquisition, partially offset by the benefit recorded in the current quarter related to OREO.

Conference Call Information
Columbia’s management will discuss the first quarter 2015 results on a conference call scheduled for Thursday, April 23, 2015 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #22782055.

A conference call replay will be available from approximately 4:00 p.m. PDT on April 23, 2015 through midnight PDT on April 30, 2015. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #22782055.

Annual Meeting of Shareholders
Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 22, 2015, at the William W. Philip Hall at the University of Washington Tacoma., 1900 Commerce Street, Tacoma, Washington 98402. The Hall is named in honor of William W. “Bill” Philip, who had a seminal role in establishing UW Tacoma, and was a co-founder of Columbia Bank.
Directions and parking information are available at www.tacoma.washington.edu/conference.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with over 150 branches throughout Washington, Oregon and Idaho. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked in the top 20 on the 2015 Forbes list of best banks in the country, as well as ranking the best in Washington and second in the Pacific Northwest for the fourth year in a row.

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,”

“intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2015		2014
Earnings	(dollars in thousands except per share amounts)
Net interest income	$80,364		$73,940
Provision for loan and lease losses	$1,209		$1,922
Noninterest income	$22,767		$14,008
Noninterest expense	$66,734		$57,386
Acquisition-related expense (included in noninterest expense)	$2,974		$966
Net income	$24,361		$19,844
Per Common Share
Earnings (basic)	$0.42		$0.38
Earnings (diluted)	$0.42		$0.37
Book value	$21.53		$20.39
Averages
Total assets	$8,505,776		$7,143,759
Interest-earning assets	$7,529,040		$6,244,692
Loans	$5,414,942		$4,537,107
Securities, including Federal Home Loan Bank stock	$2,068,806		$1,682,370
Deposits	$6,927,756		$5,901,838
Interest-bearing deposits	$4,157,491		$3,772,370
Interest-bearing liabilities	$4,395,502		$3,868,060
Noninterest-bearing deposits	$2,770,265		$2,129,468
Shareholders' equity	$1,240,853		$1,067,353
Financial Ratios
Return on average assets	1.15%		1.11%
Return on average common equity	7.86%		7.45%
Average equity to average assets	14.59%		14.94%
Net interest margin (tax equivalent)	4.39%		4.85%
Efficiency ratio (tax equivalent) (1)	62.95%		63.52%
Operating efficiency ratio (tax equivalent) (2)	63.02%		65.20%

	March 31,				December 31,
Period end	2015		2014		2014
Total assets	$8,552,902		$7,237,053		$8,584,325
Loans, net of unearned income	$5,450,895		$4,577,363		$5,445,378
Allowance for loan and lease losses	$70,234		$70,571		$69,569
Securities, including Federal Home Loan Bank stock	$2,040,163		$1,671,594		$2,131,622
Deposits	$7,074,965		$6,044,416		$6,924,722
Core deposits	$6,771,755		$5,768,434		$6,619,944
Shareholders' equity	$1,244,443		$1,074,491		$1,228,175
Nonperforming assets
Nonaccrual loans	$31,828		$36,397		$31,352
Other real estate owned ("OREO") and other personal property owned ("OPPO")	23,347		30,662		22,225
Total nonperforming assets	$55,175		$67,059		$53,577
Nonperforming loans to period-end loans	0.58%		0.80%		0.58%
Nonperforming assets to period-end assets	0.65%		0.93%		0.62%
Allowance for loan and lease losses to period-end loans	1.29%		1.54%		1.28%
Net loan charge-offs	$544	(3)	$3,805	(4)	$9,612	(5)

(1) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(2) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent). During the second quarter of 2014, the methodology was changed to exclude Washington State Business and Occupation ("B&O") taxes. Amounts presented in prior periods have been adjusted to conform with the current methodology.

(3) For the three months ended March 31, 2015.
(4) For the three months ended March 31, 2014.
(5) For the twelve months ended December 31, 2014.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	March 31,		December 31,
	2015		2014
Loan Portfolio Composition	(dollars in thousands)
Commercial business	$2,139,873	39.3%	$2,119,565	38.9%
Real estate:
One-to-four family residential	173,739	3.2%	175,571	3.2%
Commercial and multifamily residential	2,374,454	43.5%	2,363,541	43.5%
Total real estate	2,548,193	46.7%	2,539,112	46.7%
Real estate construction:
One-to-four family residential	124,017	2.3%	116,866	2.1%
Commercial and multifamily residential	119,880	2.2%	134,443	2.5%
Total real estate construction	243,897	4.5%	251,309	4.6%
Consumer	352,960	6.5%	364,182	6.7%
Purchased credit impaired	219,839	4.0%	230,584	4.2%
Subtotal loans	5,504,762	101.0%	5,504,752	101.1%
Less: Net unearned income	(53,867)	(1.0)%	(59,374)	(1.1)%
Loans, net of unearned income	5,450,895	100.0%	5,445,378	100.0%
Less: Allowance for loan and lease losses	(70,234)		(69,569)
Total loans, net	5,380,661		5,375,809
Loans held for sale	$3,545		$1,116

	March 31,		December 31,
	2015		2014
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$3,260,376	46.2%	$2,651,373	38.3%
Interest bearing demand	901,684	12.7%	1,304,258	18.8%
Money market	1,700,014	24.0%	1,760,331	25.4%
Savings	630,423	8.9%	615,721	8.9%
Certificates of deposit less than $100,000	279,258	3.9%	288,261	4.2%
Total core deposits	6,771,755	95.7%	6,619,944	95.6%

Certificates of deposit greater than $100,000	199,728	2.8%	202,014	2.9%
Certificates of deposit insured by CDARS®	18,430	0.3%	18,429	0.3%
Brokered money market accounts	84,336	1.2%	83,402	1.2%
Subtotal	7,074,249	100.0%	6,923,789	100.0%
Premium resulting from acquisition date fair value adjustment	716		933
Total deposits	$7,074,965		$6,924,722

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(dollars in thousands except per share)
Earnings
Net interest income	$80,364	$78,764	$76,220	$75,124	$73,940
Provision for loan and lease losses	$1,209	$1,708	$980	$2,117	$1,922
Noninterest income	$22,767	$15,185	$15,930	$14,627	$14,008
Noninterest expense	$66,734	$64,154	$59,982	$57,764	$57,386
Acquisition-related expense (included in noninterest expense)	$2,974	$4,556	$3,238	$672	$966
Net income	$24,361	$18,920	$21,583	$21,227	$19,844
Per Common Share
Earnings (basic)	$0.42	$0.34	$0.41	$0.40	$0.38
Earnings (diluted)	$0.42	$0.34	$0.41	$0.40	$0.37
Book value	$21.53	$21.34	$20.78	$20.71	$20.39
Averages
Total assets	$8,505,776	$8,152,463	$7,337,306	$7,229,187	$7,143,759
Interest-earning assets	$7,529,040	$7,199,443	$6,451,660	$6,339,102	$6,244,692
Loans	$5,414,942	$5,168,761	$4,770,443	$4,646,356	$4,537,107
Securities, including Federal Home Loan Bank stock	$2,068,806	$1,918,690	$1,585,996	$1,645,993	$1,682,370
Deposits	$6,927,756	$6,759,259	$6,110,809	$5,968,881	$5,901,838
Interest-bearing deposits	$4,157,491	$4,174,459	$3,847,730	$3,807,710	$3,772,370
Interest-bearing liabilities	$4,395,502	$4,282,273	$3,889,233	$3,901,016	$3,868,060
Noninterest-bearing deposits	$2,770,265	$2,584,800	$2,263,079	$2,161,171	$2,129,468
Shareholders' equity	$1,240,853	$1,185,346	$1,099,512	$1,084,927	$1,067,353
Financial Ratios
Return on average assets	1.15%	0.93%	1.18%	1.17%	1.11%
Return on average common equity	7.86%	6.39%	7.86%	7.83%	7.45%
Average equity to average assets	14.59%	14.54%	14.99%	15.01%	14.94%
Net interest margin (tax equivalent)	4.39%	4.50%	4.85%	4.86%	4.85%
Period end
Total assets	$8,552,902	$8,584,325	$7,466,081	$7,297,458	$7,237,053
Loans, net of unearned income	$5,450,895	$5,445,378	$4,823,022	$4,714,575	$4,577,363
Allowance for loan and lease losses	$70,234	$69,569	$67,871	$69,295	$70,571
Securities, including Federal Home Loan Bank stock	$2,040,163	$2,131,622	$1,643,003	$1,621,929	$1,671,594
Deposits	$7,074,965	$6,924,722	$6,244,401	$5,985,069	$6,044,416
Core deposits	$6,771,755	$6,619,944	$5,990,118	$5,735,047	$5,768,434
Shareholders' equity	$1,244,443	$1,228,175	$1,096,211	$1,092,151	$1,074,491
Nonperforming, assets
Nonaccrual loans	$31,828	$31,352	$27,998	$30,613	$36,397
OREO and OPPO	23,347	22,225	21,941	28,254	30,662
Total nonperforming assets	$55,175	$53,577	$49,939	$58,867	$67,059
Nonperforming loans to period-end loans	0.58%	0.58%	0.58%	0.65%	0.80%
Nonperforming assets to period-end assets	0.65%	0.62%	0.67%	0.81%	0.93%
Allowance for loan and lease losses to period-end loans	1.29%	1.28%	1.41%	1.47%	1.54%
Net loan charge-offs	$544	$10	$2,404	$3,393	$3,805

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2015	2014
	(in thousands except per share)
Interest Income
Loans	$70,822	$65,541
Taxable securities	7,526	6,752
Tax-exempt securities	3,042	2,618
Deposits in banks	27	14
Total interest income	81,417	74,925
Interest Expense
Deposits	748	752
Federal Home Loan Bank advances	159	114
Other borrowings	146	119
Total interest expense	1,053	985
Net Interest Income	80,364	73,940
Provision for loan and lease losses	1,209	1,922
Net interest income after provision for loan and lease losses	79,155	72,018
Noninterest Income
Service charges and other fees	14,869	12,936
Merchant services fees	2,040	1,870
Investment securities gains, net	721	223
Bank owned life insurance	1,078	965
Change in FDIC loss-sharing asset	150	(4,819)
Other	3,909	2,833
Total noninterest income	22,767	14,008
Noninterest Expense
Compensation and employee benefits	39,100	31,338
Occupancy	7,993	8,244
Merchant processing	977	980
Advertising and promotion	931	769
Data processing and communications	4,984	3,520
Legal and professional fees	2,507	2,169
Taxes, licenses and fees	1,232	1,180
Regulatory premiums	1,221	1,176
Net cost (benefit) of operation of other real estate	(1,246)	146
Amortization of intangibles	1,817	1,580
Other	7,218	6,284
Total noninterest expense	66,734	57,386
Income before income taxes	35,188	28,640
Provision for income taxes	10,827	8,796
Net Income	$24,361	$19,844
Earnings per common share
Basic	$0.42	$0.38
Diluted	$0.42	$0.37
Dividends paid per common share	$0.30	$0.12
Weighted average number of common shares outstanding	56,965	51,097
Weighted average number of diluted common shares outstanding	56,978	52,433

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			March 31,	December 31,
			2015	2014
			(in thousands)
ASSETS
Cash and due from banks			$177,026	$171,221
Interest-earning deposits with banks			71,575	16,949
Total cash and cash equivalents			248,601	188,170
Securities available for sale at fair value (amortized cost of $1,981,977 and $2,087,069, respectively)			2,007,159	2,098,257
Federal Home Loan Bank stock at cost			33,004	33,365
Loans held for sale			3,545	1,116
Loans, net of unearned income of ($53,867) and ($59,374), respectively			5,450,895	5,445,378
Less: allowance for loan and lease losses			70,234	69,569
Loans, net			5,380,661	5,375,809
FDIC loss-sharing asset			14,644	15,174
Interest receivable			29,088	27,802
Premises and equipment, net			172,958	172,090
Other real estate owned			23,299	22,190
Goodwill			382,537	382,537
Other intangible assets, net			28,642	30,459
Other assets			228,764	231,877
Total assets			$8,552,902	$8,578,846
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$3,260,376	$2,651,373
Interest-bearing			3,814,589	4,273,349
Total deposits			7,074,965	6,924,722
Federal Home Loan Bank advances			36,559	216,568
Securities sold under agreements to repurchase			96,852	105,080
Other borrowings			—	8,248
Other liabilities			100,083	96,053
Total liabilities			7,308,459	7,350,671
Commitments and contingent liabilities
	March 31,	December 31,
	2015	2014
Preferred stock (no par value)	(in thousands)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	57,699	57,437	986,348	985,839
Retained earnings			241,592	234,498
Accumulated other comprehensive income			14,286	5,621
Total shareholders' equity			1,244,443	1,228,175
Total liabilities and shareholders' equity			$8,552,902	$8,578,846

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended March 31,			Three Months Ended March 31,
	2015			2014 (1)
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(3)	$5,414,942	$71,487	5.28%	$4,537,107	$65,898	5.81%
Taxable securities	1,609,323	7,526	1.87%	1,329,679	6,752	2.03%
Tax exempt securities (3)	459,483	4,680	4.07%	352,691	4,109	4.66%
Interest-earning deposits with banks	45,292	27	0.24%	25,215	14	0.23%
Total interest-earning assets	7,529,040	$83,720	4.45%	6,244,692	$76,773	4.92%
Other earning assets	146,055			126,924
Noninterest-earning assets	830,681			772,143
Total assets	$8,505,776			$7,143,759
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$502,287	$240	0.19%	$503,129	$362	0.29%
Savings accounts	625,132	19	0.01%	513,911	13	0.01%
Interest-bearing demand	1,214,149	138	0.05%	1,168,708	109	0.04%
Money market accounts	1,815,923	351	0.08%	1,586,622	268	0.07%
Total interest-bearing deposits	4,157,491	748	0.07%	3,772,370	752	0.08%
Federal Home Loan Bank advances	129,841	159	0.49%	70,690	114	0.65%
Other borrowings	108,170	146	0.54%	25,000	119	1.90%
Total interest-bearing liabilities	4,395,502	$1,053	0.10%	3,868,060	$985	0.10%
Noninterest-bearing deposits	2,770,265			2,129,468
Other noninterest-bearing liabilities	99,156			78,878
Shareholders’ equity	1,240,853			1,067,353
Total liabilities & shareholders’ equity	$8,505,776			$7,143,759
Net interest income (tax equivalent)		$82,667			$75,788
Net interest margin (tax equivalent)			4.39%			4.85%

(1)	Adjusted to conform to the current period presentation. The adjustment was limited to including amounts historically disclosed as “Covered loans” in “Loans, net”.

(2)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.1 million and $983 thousand for the three months ended March 31, 2015 and 2014, respectively. The incremental accretion on acquired loans was $7.5 million and $12.3 million for the three months ended March 31, 2015 and 2014, respectively.

(3)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $665 thousand and $357 thousand for the three months ended March 31, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.6 million and $1.5 million for the three months ended March 31, 2015 and 2014, respectively.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended March 31,
	2015	2014
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$82,667	$75,788
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC purchased credit impaired loans	(2,447)	(6,489)
Incremental accretion income on other FDIC acquired loans	(117)	(204)
Incremental accretion income on other acquired loans	(4,934)	(5,615)
Premium amortization on acquired securities	2,861	1,625
Interest reversals on nonaccrual loans	650	287
Operating net interest income (tax equivalent) (1)	$78,680	$65,392
Average interest earning assets	$7,529,040	$6,244,692
Net interest margin (tax equivalent) (1)	4.39%	4.85%
Operating net interest margin (tax equivalent) (1)	4.18%	4.19%

	Three Months Ended March 31,
	2015	2014
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$66,734	$57,386
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(2,974)	(966)
Net benefit (cost) of operation of OREO and OPPO	1,241	(22)
FDIC clawback liability expense	(23)	(204)
Loss on asset disposals	(96)	(20)
State of Washington Business and Occupation ("B&O") taxes	(1,129)	(1,075)
Operating noninterest expense (numerator B)	$63,753	$55,099

Net interest income (tax equivalent) (1)	$82,667	$75,788
Noninterest income	22,767	14,008
Bank owned life insurance tax equivalent adjustment	581	550
Total revenue (tax equivalent) (denominator A)	$106,015	$90,346

Operating net interest income (tax equivalent) (1)	$78,680	$65,392
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	(721)	(223)
Gain on asset disposals	—	(32)
Change in FDIC loss-sharing asset	(150)	4,819
Operating noninterest income (tax equivalent)	22,477	19,122
Total operating revenue (tax equivalent) (denominator B)	$101,157	$84,514
Efficiency ratio (tax equivalent) (numerator A/denominator A)	62.95%	63.52%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	63.02%	65.20%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $2.3 million and $1.8 million for the three months ended March 31, 2015 and 2014, respectively.

Non-GAAP Financial Measures - Continued
The Company considers its ratio of allowance for loan and lease losses to period-end loans, excluding acquired loans to be an important measurement because it more closely reflects the ongoing allowance coverage and provides a ratio that is more comparable to other bank holding companies that have not had similar acquisitions. Despite the importance of this ratio to the Company, there are no standardized definitions for it and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the allowance for loan and lease losses to period-end loans, excluding acquired loans:

	March 31,	December 31,
	2015	2014
	(dollars in thousands)
Allowance for loan and lease losses (numerator A)	$70,234	$69,569
Less: Allowance for loan and lease losses attributable to acquired loans	(24,100)	(23,212)
Equals: Allowance for loan and lease losses, excluding acquired loans (numerator B)	$46,134	46,357

Loans, net of unearned income (denominator A)	$5,450,895	$5,445,378
Less: acquired loans, net	(1,519,334)	(1,615,496)
Equals: Loans, excluding acquired loans, net of unearned income (denominator B)	$3,931,561	$3,829,882

Allowance for loan and lease losses to period-end loans (numerator A/denominator A)	1.29%	1.28%
Allowance for loan and lease losses to period-end loans, excluding acquired loans (numerator B/denominator B)	1.17%	1.21%